EXHIBIT 21
                                                           ----------



News Release
C-96015


Media Contacts:
Neil McGlone   214-995-4961
Buddy Price    214-995-2355


                    TI Meeting for Financial Analysts
         Focuses on Digital Solutions for the Networked Society

     DALLAS (March 6, 1996) -- At its annual meeting for financial analysts today in Dallas, Texas Instruments emphasized the company's core capabilities in signal processing, microelectronics, and software, and explained how they position the company to provide digital solutions for the networked society. Through panel discussions and a series of product demonstrations, TI showed its movement toward higher value-added solutions targeted at high-growth markets in the digital revolution.

     Semiconductors, which are at the heart of this revolution, were the driving force behind TI's record financial results in 1995. In an industry that has grown in total more than 100 percent over the last four years, TI continued to outpace the industry, gaining market share in 1995 for the fourth consecutive year.

     This performance reflects the success of strategies TI put in place several years ago to 1) increase its mix of differentiated products, paced by leadership in digital signal processing solutions, and 2) reduce the exposure of TI's position in the dynamic random access memory (DRAM) market through business models that emphasize shared investments, risks and opportunities. Most of TI's DRAM output is produced through these models.

     TI continues to see strength in underlying electronic end-equipment demand, with most market analysts projecting 15-20 percent growth in personal computers in 1996. However, prices for DRAMs recently have dropped at an accelerated rate, due to continued excess inventory in the marketplace. As a result, worldwide semiconductor market growth is likely to be less than the company previously anticipated for 1996.

     Despite the current weakness in DRAMs, TI continues to believe that the world semiconductor market will grow at an average rate of 20 percent or more for the remainder of the decade, driven primarily by the increasing semiconductor content in electronic end equipment and the emergence of new markets in Asia.

     Most non-DRAM segments of TI's business, particularly digital signal processing solutions, mixed-signal/analog, networking and telecommunications chips, remain strong. TI continues to grow faster than the market in these differentiated product areas, and DSP sales in particular, are on track to set another quarterly record.

     As previously reported, TI is planning to step up capital and R&D investments to strengthen its long-term position and build on the gains it has made over the past four years. More than 90 percent of TI's semiconductor capital spending planned for 1996 will be for non-DRAM products, including the recently announced manufacturing facility in Dallas to be dedicated to digital signal processors. TI will continue to manage capital spending, R&D and other expenses, as market needs dictate.

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"Safe Harbor" Statement under the Private Securities Litigation Reform
Act of 1995:

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties including, but not limited to, economic conditions, product demand and industry capacity, competitive products and pricing, manufacturing efficiencies, new product development, ability to enforce patents, availability of raw materials and critical manufacturing equipment, new plant startups, the regulatory and trade environment, and other risks indicated in filings with the Securities and Exchange Commission.

NOTE TO EDITORS: Texas Instruments Incorporated, headquartered in Dallas, Texas, is a high-technology company with sales or manufacturing operations in more than 30 countries. TI products and services include semiconductors; defense electronics systems; software productivity tools; printers, notebook computers and consumer electronics products; custom engineering and manufacturing services; electrical controls; and metallurgical materials.

More information about TI is located on the World Wide Web at http://www.ti.com